Exhibit 99.1

Teradyne Announces Chief Financial Officer Transition

North Reading, Mass. – October 28th, 2025 – Teradyne, Inc. (NASDAQ: TER), a leading provider of automated test equipment and advanced robotics, today announced that Michelle Turner has been appointed its Chief Financial Officer effective November 3, 2025 replacing Sanjay Mehta, who has served as Teradyne’s CFO since 2019. Mr. Mehta will stay on as an executive advisor to help support capacity expansion driven by a demand in Semiconductor Test. Mr. Mehta plans to retire in 2026.

Ms. Turner brings 30 years of financial and strategic leadership experience in the technology and manufacturing sectors, and has a strong track record of driving growth, disciplined capital allocation, and operational efficiency.

“Our industry is entering a period of accelerating demand driven by advances in AI, semiconductors, and industrial automation,” said Greg Smith, President and CEO of Teradyne. “Aligning our leadership structure around these opportunities will help us execute with focus and agility. I want to thank Sanjay for his excellent leadership and contributions over the past six years and I’m glad that we will have the benefit of his guidance as we expand capacity in 2026. I’m excited to welcome Michelle to the Teradyne team. Her broad, diverse experiences and strong track record of financial leadership will add critical strength to our team.”

Ms. Turner added: “I am thrilled to join the company during such an exciting time of growth and strategic opportunity. I look forward to joining the leadership team and leading the finance organization as we build on the company’s success and drive long-term shareholder returns.”

Ms. Turner’s experience as a senior financial executive spans the aerospace & defense, industrial, healthcare, and oil & gas industries. Prior to joining Teradyne, she was the Chief Financial Officer for L3Harris Technologies, a defense technology company. Prior to L3Harris Technologies, Ms. Turner held a variety of senior financial management and leadership roles in Johnson & Johnson, BHP Billiton, Raytheon, and Honeywell.

Ms. Turner received her bachelor’s degree in accounting from the University of South Florida and her MBA from Arizona State.

About Teradyne

Teradyne (NASDAQ:TER) designs, develops, and manufactures automated test equipment and advanced robotics systems. Its test solutions for semiconductors and electronics products enable Teradyne’s customers to consistently deliver on their quality standards. Its advanced robotics business includes collaborative robots and mobile robots that support manufacturing and warehouse operations for companies of all sizes. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc., in the U.S. and other countries.

For more information, contact:

Amy McAndrews

Investor Relations

Tel 978.370.3945

Investor.relations@teradyne.com